UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2018

GARMATEX HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Nevada	333-196921	36-4852858
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1853 King Beach Avenue, Las Vegas, Nevada	89123-4300
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (360) 305-1368

__________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01        Other Items

Reverse Stock Split

On January 15, 2018, our Board of Directors approved a reverse stock split of our issued and authorized shares of common and preferred stock on the basis of 100 old shares for one (1) new share. When completed the reverse stock split will result in the decrease of our authorized capital from 1,125,000,000 shares of common stock and 10,000,000 shares of preferred stock to 11,125,000 shares of common stock and 100,000 shares of preferred stock. Correspondingly, our issued and outstanding capital will decrease from 38,384,960 shares of common stock to 383,850 shares of common stock. No shares of preferred stock have been issued. The $0.001 par value of our common and preferred shares will remain unchanged. No fractional shares will be issued in connection with the reverse stock split; fractional shares will be rounded up.

Name Change

On January 15, 2018, our board of directors approved an agreement and plan of merger for the purposes of changing our corporate name from Garmatex Holdings Ltd. to Evolution Blockchain Group Inc. Pursuant to the agreement and plan of merger, our company will merge with our wholly-owned subsidiary Evolution Blockchain Group Inc., a Nevada corporation, Garmatex will remain the surviving company of the merger, continuing under the name Evolution Blockchan Group Inc.

On February 13, 2018 we filed a Certificate of Amendment and Articles of Amendment with the Nevada Secretary of State. The name change and reverse stock split were subsequently reviewed and approved by the Financial Industry Regulatory Authority (FINRA) with an effective date of February 28, 2018. Also effective February 28. 2018, our trading symbol will be EVBCD. After 20 business days, the symbol will change back to EVBC. Our new CUSIP number will be 30049J108.

Item 9.01        Financial Statements and Exhibits

3.1	Articles of Merger filed with the Nevada Secretary of State on February 13, 2018 with an effective date of February 28, 2018

3.2	Certificate of Amendment filed with the Nevada Secretary of State on February 13, 2018 with an effective date of February 28, 2018

3.3	Certificate of Correction to Certificate of Amendment filed with the Nevada Secretary of State on February 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARMATEX HOLDINGS LTD.

/s/Lawrence Stephenson
Lawrence Stephenson
President, Chief Executive Officer, Secretary, Treasurer and
Director

Date: February 27, 2018